UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2011

MASS PETROLEUM INC.

(Exact name of registrant as specified in charter)

Nevada	000-53447	20-5893809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 507 – 700 West Pender Street Vancouver, British Columbia, Canada	V6C 1G8
(Address of principal executive offices)	(Zip Code)

(604) 688-6380

(Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On March 16, 2011, MASS Petroleum Inc. (the “Company”) received a resignation notice from Gary Chayko from all of his positions with the Company, including President, Chief Executive Officer and as Director on its Board of Directors.

Mr. Chayko’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.  Mr. Chayko’s departure reduces the number of Directors on the Company’s Board of Directors to 2.

On March 16, 2011, the Company appointed Jordan Shapiro, our current Secretary and Director, as its new President and Chief Executive Officer.

Mr. Shapiro has been a Director and our Chief Financial Officer since our inception on February 14, 2006 to present.  From 2002 to present, Mr. Shapiro has been the founder and President of Hudson Capital Corporation, a venture capital firm assisting companies in the areas of corporate finance, business development and investor relations.  From 1997 to 2002, Mr. Shapiro worked as an investment advisor at Canaccord Capital Corporation, a company in the business of providing financial services and investment advice to private investors and companies in Canada and the United States.  At Canaccord Capital, Mr. Shapiro specialized in venture capital financings and derivatives trading.  Mr. Shapiro holds a Bachelor of Arts degree from the University of Western Ontario.

Mr. Shapiro will serve as President, Chief Executive, Secretary and a Director the Company’s Board of Directors until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between him and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Shapiro and any of our officers or directors.  Other than with the Company, Mr. Shapiro has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASS PETROLEUM INC.

Date: March 23, 2011	By:	/s/ Jordan Shapiro
Jordan Shapiro, Director